Exhibit (i)

July 27, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	Ivy Funds (Registrant)
Post-Effective Amendment No. 152

Dear Sir or Madam:

In connection with the public offering of shares of beneficial interest of Ivy Funds (the Registrant), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of beneficial interest covered by the Registrant's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Registrant.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/ Kristen A. Richards
Kristen A. Richards
Vice President, Associate General Counsel
and Assistant Secretary